Exhibit 5.10

[Greenberg Traurig Letterhead]

[ ], 2011

ClubCorp Club Operations, Inc.

3030 LBJ Freeway, Suite 600

Dallas, Texas 75234

Ladies and Gentlemen:

We have acted as special Florida counsel to those entities listed on Schedule A attached hereto and made a part hereof (each, a “Guarantor”, and collectively, the “Guarantors”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by ClubCorp Club Operations, Inc., a Delaware corporation (the “Company”), the Guarantors and the other registrant guarantors named therein with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the issuance by the Company of up to $415,000,000 aggregate principal amount of 10% Senior Notes due 2018 (the “Exchange Notes”) and the issuance by the Company, the Guarantors and the other guarantors of guarantees (the “Guarantees”) with respect to the Exchange Notes. The Exchange Notes will be issued under, and the Guarantees are issued as provided in, an Indenture dated as of November 30, 2010 (the “Indenture”), among the Company, the guarantors named therein (including the Guarantors) and Wilmington Trust FSB, as trustee (the “Trustee”). The Company will offer the Exchange Notes and the Guarantees in exchange for up to $415,000,000 aggregate principal amount of its outstanding 10% Senior Notes due 2018 and the related guarantees.

We have examined the Registration Statement and the Indenture, which Indenture has been filed with the Commission as an exhibit to the Registration Statement. We have also reviewed the organizational documents of each Guarantor listed on Schedule A (the “Organizational Documents”) and officers certificates with resolutions and other documents attached thereto of each Guarantors, each dated November 30, 2010, confirmed to be unchanged by a statement of counsel for the Guarantors dated March 14, 2011 and an Officer’s Certificate of the Guarantors dated [          ], 2011 (collectively, the “Resolutions”), and all other documents we believe are necessary to render our opinions. As to questions of fact material to our opinions, we have relied upon and assumed the correctness of certificates by public officials and resolutions, certificates and statements by representatives of the Guarantors and the factual representations and warranties set forth in the documents listed in the first paragraph of this letter (collectively, the “Transaction Documents”), all without investigation.

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We have assumed that the Exchange Notes and the Indenture are the Company’s valid and legally binding obligations and that the Indenture is the valid and legally binding obligation of the Company, the guarantors named therein (excluding the Guarantors) and the Trustee.

References in this opinion letter to the “State” means the State of Florida. We express no opinion with respect to any law other than the law of the State.

All statements made “to our knowledge” are made solely to the current actual knowledge of the attorneys of this firm who are directly involved with this project, and without any inquiry or investigation.

Based on the foregoing, and subject to the qualifications, assumptions and exceptions herein contained, and the laws of the State currently in effect we are of the opinion that:

1.             Each of the Guarantors (other than HPG, L.C.) is a corporation validly existing and in good standing under the laws of the State.

2.             HPG, L.C. is a limited liability company validly existing and in good standing under the laws of the State.

3.             Each Guarantor has the corporate or limited liability company, as applicable, power and authority to execute and deliver the Indenture and to perform its obligations thereunder.

4.             Each of the Guarantors has duly authorized, executed, and delivered the Indenture.

5.             Each Guarantor’s Guarantee has been duly authorized by each of the Guarantors, and duly executed and issued by each Guarantor’s execution of the Indenture.

6.             The execution and delivery by each Guarantor of the Indenture does not (a) conflict with or violate any provision of the respective Guarantor’s Organizational Documents, (b) conflict with or violate any State law, rule, or regulation applicable to any Guarantor, or (c) conflict with any order identified to us by any Guarantor to be presently in effect and binding on any of the Guarantors and issued by any State court or State governmental agency or body and binding on any Guarantor.

The opinions set forth in this letter are further subject to the following assumptions, qualifications and limitations:

(i)            Our opinions in paragraphs 1 and 2 above are based on good standing certificates of each of the Guarantors issued by the State on March 15, 2011 and all other documents we believe are necessary to render such opinions.

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(ii)           This opinion letter is not to be construed as a guaranty.

(iii)          This opinion letter is limited to the matters expressly set forth herein, and no opinion is to be implied or may be inferred beyond the matters expressly so stated. Without limiting the foregoing, we have assumed compliance with and give no opinion as to federal securities laws.

(iv)          We have been retained to act as special Florida counsel to the Guarantors in connection with the Loan. We are not general counsel to the Guarantors and are not generally informed as to their business affairs.

The foregoing opinions may be relied upon by your counsel, Simpson Thacher & Bartlett LLP, in connection with the filing of the Registration Statement. We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus included in the Registration Statement.

Very Truly Yours,

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SCHEDULE A

Guarantors

Guarantors	Organizational Documents
ClubCorp Graphics, Inc., a Florida corporation	Articles of Incorporation, as amended Bylaws

HPG, L.C., a Florida limited liability company	Articles of Organization, as amended Amended and Restated Operating Agreement for HPG, L.C.

Monarch EP Management Corp., a Florida corporation	Articles of Incorporation, as amended By-Laws

Centre Club, Inc., a Florida corporation	Amended and Restated Articles of Incorporation Amended and Restated By-Laws

Citrus Club, Inc., a Florida corporation	Amended and Restated Articles of Incorporation Amended and Restated By-Laws

Tower Club, Inc., a Florida corporation	Amended and Restated Articles of Incorporation Amended and Restated By-Laws

University Club Management Co., Inc., a Florida corporation	Amended and Restated Articles of Incorporation Amended and Restated By-Laws

University Club, Inc., a Florida corporation	Amended and Restated Articles of Incorporation Amended and Restated By-Laws

Countryside Country Club, Inc., a Florida corporation	Amended and Restated Articles of Incorporation Amended and Restated By-Laws

DeBary Management Corp., a Florida corporation	Amended and Restated Articles of Incorporation Amended and Restated By-Laws

Haile Plantation Management Corp., a Florida corporation	Amended and Restated Articles of Incorporation

A-1

Guarantors	Organizational Documents
Amended and Restated By-Laws

Hunter’s Green Acquisition Corp., a Florida corporation	Amended and Restated Articles of Incorporation Amended and Restated By-Laws

Management Company for Eagle Ridge and The Preserve, a Florida corporation	Amended and Restated Articles of Incorporation Amended and Restated By-Laws

Queens Harbour Corporation, a Florida corporation	Amended and Restated Articles of Incorporation Amended and Restated By-Laws

Tampa Palms Club, Inc., a Florida corporation	Amended and Restated Articles of Incorporation Bylaws

A-2